Exhibit 3.1
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                   ARTICLES OF INCORPORATION

                               OF

                      MAGELLAN CORPORATION


     I, the undersigned natural person of the age of twenty-one years or older, acting as incorporator in order to organize and establish a corporation under and pursuant to the Colorado
Corporation Code, hereby adopt the following Articles of
Incorporation:

                        ARTICLE I:  NAME
                                    ----

     1.1  The name of the Corporation is:  Magellan Corporation.


                 ARTICLE II:  AUTHORIZED SHARES
                              -----------------

     2.1 The aggregate number of shares which the Corporation has authority to issue is five hundred million (500,000,000) common shares of one tenth of a mil ($0.0001) par value. No share is to be issued until it has been paid for; and it is thereafter to be nonassessable.


       ARTICLE III: SHAREHOLDERS' RIGHTS AND LIMITATIONS
                    ------------------------------------

     3.1 Restrictions on Transfer. The Corporation has the right to impose restrictions upon the transfer of any of its shares or of any interest therein, from time to time issued, provided that such restrictions as may be so imposed or notice of the substance thereof must be set forth upon the face or back of the certificates representing such shares. The Corporation's right to impose such restrictions is to be exercised by the board of directors, unless otherwise provided in the By-Laws of the Corporation.

     3.2  Registration.

          (a) The person identified in the original shares transfer/ownership register as the owner is to be the "Registered Holder." The Corporation will be entitled to

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     treat the Registered Holder of any share of the Corporation as the owner thereof for all purposes, including all rights deriving from such share, and will not be bound to recognize any equitable or other claim to, or interest in, such share or rights deriving from such share on the part of any other person (including, but without limiting the generality hereof, a purchaser, assignee, or transferee of such shares or rights deriving from such shares) unless and until such other person becomes the Registered Holder of such share whether or not the Corporation may have either actual or constructive notice of the interest of such other person.

          (b) No one other than a Registered Holder of a share of the Corporation will be entitled to receive notice of the meeting of the shareholders, to vote at such meetings, to examine a list of the shareholders, to be paid dividends or other sums payable to shareholders, or to own, enjoy, and exercise any other property or rights deriving from such shares against the Corporation.

     3.3  Reversion.

          (a) Cash, property, share dividends, shares issuable to shareholders in connection with a reclassification of shares, and the redemption price of redeemed shares which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, will, at the expiration of such time, revert in full ownership to the Corporation; and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, will thereupon cease.

          (b) Notwithstanding the foregoing, the board of directors may, at any time for any reason satisfactory to it, but need not, authorize (i) payment of the amount of any cash or property dividend or redemption price or (ii) issuance of any shares, ownership of which was reverted to the Corporation pursuant to this Article, to the person who or which would be entitled thereto had such reversion not occurred.
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     3.4  Shareholder Voting and Quorum.

          (a) With respect to any action to be taken by shareholders of this Corporation (including, without limitation, action in connection with any amendment to these articles or any merger, consolidation, transfer of corporate assets, or dissolution of or involving the Corporation), a vote or concurrence of the holders of a simple majority of the outstanding shares entitled to vote thereon, or of any class or series, is required.

          (b) In a shareholder meeting properly convened with a quorum present, the withdrawal of sufficient voting power such that a quorum is no longer present is not to affect the validity of a proceeding provided that any matter considered is adopted by a majority of a quorum or such greater amount as may be required by statute, these Articles of Incorporation, or the By-Laws.

          (c) In the case of any shareholder meeting called for the election of directors, which was adjourned for lack of a quorum prior to the election of directors, those who attend the second of such adjourned meetings, although less than a quorum as otherwise fixed, will nevertheless constitute a quorum for the purpose of electing directors if they represent not less than one-third (1/3) of the voting power entitled to vote at the meeting.

                 ARTICLE IV: CUMULATIVE VOTING
                             -----------------

     4.1  Cumulative voting of shares is not authorized.

                ARTICLE V: NO PREEMPTIVE RIGHTS
                           --------------------

     5.1 There are no preemptive rights. Specifically, without limitation, no shareholder of the Corporation will have any preemptive right to subscribe for any additional share or treasury shares or for any other security of any class of the Corporation; nor will any shareholder have any preemptive right to subscribe for any rights, warrants, option, or script of the Corporation or for any bonds, notes, debentures, or other securities of the Corporation convertible into or carrying options or warrants to purchase, to subscribe for, or otherwise to acquire any such unissued or treasury shares.

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                  ARTICLE VI: INDEMNIFICATION
                              ---------------

     6.1 Any mandate for indemnification, whether by statute or order of Court, is to be expressly subject to the Corporation's reasonable capability of paying.

     6.2 No person will be entitled to be reimbursed for expenses incurred in connection with a Court proceeding to obtain Court ordered indemnification unless such person first made reasonable application to the Corporation and the Corporation unreasonably denied such application or through no fault of the applicant was unable to consider such application within a reasonable time.

     6.3 A person who is a director of this corporation and who is made a party to a proceeding because he is or was an officer or other agent of this corporation will be deemed to have been made a party because he is or was a director.

     6.4 The right to amend or restrict the indemnification provisions in the Bylaws is reserved.

              ARTICLE VII: REGISTERED OFFICE/AGENT
                           -----------------------

     7.1 The address of the initial registered office of the Corporation is 1700 Lincoln Street, Suite 4700, Denver, Colorado
70203.

     7.2 The name of its original agent at such address is Martin M. Berliner.

                ARTICLE VIII: INITIAL DIRECTORS
                              -----------------

     8.1 The number of directors constituting the initial board of directors of the Corporation is three (3); and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

     Brent Alderfer           718 Seventeenth St., Suite 1000
                              Denver, Colorado  80202

     Teddy Lilsdahl           718 Seventeenth St., Suite 1000
                              Denver, Colorado  80202

     Carylyn K. Bell          718 Seventeenth St., Suite 1000
                              Denver, Colorado  80202

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            ARTICLE IX: RESERVATION OF RIGHT TO AMEND
                        -----------------------------

     9.1 The Corporation reserves the right to amend, alter, change, or repeal any provision contained in, or to add any provision to, its Articles of Incorporation in any manner now or hereafter prescribed, or permitted, by the Colorado Corporation Code, and all rights and powers conferred hereby upon directors and shareholders are granted subject to this reservation.

                    ARTICLE X: INCORPORATOR
                               -------------

     10.1 The name and address of the incorporator of the Corporation are as follows:

     Martin M. Berliner       1700 Lincoln St., Suite 4700
                              Denver, Colorado  80203

                      ARTICLE XI: DURATION
                                  --------

     11.1 The period of duration of the Corporation is perpetual.

                      ARTICLE XII: PURPOSE
                                   -------

     12.1 The purpose for which the Corporation is organized is to engage in any lawful activity for which corporations may be formed under the laws of the State of Colorado.

     IN WITNESS WHEREOF, I, being the incorporator designated in
Article III of the annexed and foregoing Articles of Incorporation, have executed said Articles of Incorporation this ___ day of April, 1986.


                                ---------------------------------
                                Martin M. Berliner





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